SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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                            Guided Therapeutics, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1

GUIDED THERAPEUTICS, INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 15, 2012

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TO THE STOCKHOLDERS:

Notice is hereby given that the 2012 annual meeting of stockholders of Guided Therapeutics, Inc., a Delaware corporation (the “Company”), will be held on Friday, June 15, 2012 at 10:00 a.m., local time, at the Wingate Hotel, located at 5800 Peachtree Industrial Blvd., Norcross, Georgia 30071, for the following purposes:

1.	to elect seven directors;

2.	to approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock to a total of 145,000,000 shares;

3.	to approve an amendment to the Company’s 1995 Stock Plan to increase the number of shares of common stock available for grant by 5,000,000 shares;

4.	to ratify the appointment of UHY LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year; and

5.	to transact such other business as may properly come before the annual meeting or any adjournment of the annual meeting.

These matters are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on April 17, 2012 are entitled to notice of and to vote at the annual meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be
Held on June 15, 2012

The proxy statement and our 2011 annual report are available at http://www.edocumentview.com/GTHP

By Order of the Board of Directors

Mark L. Faupel, Ph.D.
President and Chief Executive Officer, Director

Norcross, Georgia

May 4, 2012

GUIDED THERAPEUTICS, INC.

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PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

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INFORMATION CONCERNING SOLICITATION AND VOTING

General

We are soliciting proxies for use at our annual meeting of stockholders, to be held Friday, June 15, 2012 at 10:00 a.m., local time, or at any adjournment of the annual meeting, for the purposes listed in this proxy statement and in the accompanying notice of annual meeting of stockholders. We are holding the annual meeting at the Wingate Hotel, located at 5800 Peachtree Industrial Blvd., Norcross, Georgia 30071. Our office telephone number is (770) 242-8723 and the hotel telephone number is (770) 263-2020.

We are first sending this proxy statement and the accompanying form of proxy to our stockholders on or about May 4, 2012.

Record Date and Voting Securities

Holders of record of our common stock at the close of business on April 17, 2012, which is referred to as the record date, are entitled to notice of and to vote at the annual meeting. Each stockholder is entitled to one vote for each share of common stock held as of the record date. As of the record date, we had 52,699,519 shares of our common stock issued and outstanding and held of record by 173 registered stockholders.

Revocability of Proxies

You may revoke your proxy given pursuant to this solicitation at any time before its use by delivering to our corporate secretary a written notice of revocation or a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person.

Solicitation

We will pay the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners. Our officers, directors and employees may also solicit proxies, without additional compensation, personally or by telephone or facsimile.

Quorum; Abstentions and Broker Non-Votes

The inspector of elections will tabulate the votes cast by proxy or in person at the annual meeting. Our stock transfer agent may serve as inspector, or may assist the inspector. The inspector will also determine whether or not a quorum is present. Delaware law provides that a quorum consists of a majority of shares that are entitled to vote and present or represented by proxy at the meeting.

The inspector will treat shares that are voted “WITHHOLD” or “ABSTAIN,” or proxies required to be treated as “non-votes,” as being present and entitled to vote for purposes of determining the presence of a quorum, but not as votes for a particular matter. A “non-vote” occurs if a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to some shares to vote on a particular matter. Therefore, “non-votes” or shares voted “WITHHOLD” or “ABSTAIN” will not be considered as present for purposes of determining the number of votes required for a proposal to be approved.

Proxies that are properly executed and returned will be voted at the annual meeting in accordance with the instructions on the proxy. Any properly executed proxy on which there are no instructions indicated about a specified proposal will be voted as follows:

-	FOR the election of each of the seven persons named in this proxy statement as the nominees for election to our board of directors;

-	FOR the amendment to our Certificate of Incorporation to increase the number of authorized shares or our common stock to a total of 145,000,000 shares;

-	FOR the amendment to our 1995 Stock Plan to increase the number of shares of common stock available for grant by 5,000,000 shares, and:

-	FOR the ratification of UHY LLP as our independent registered public accounting firm for the 2012 fiscal year.

We do not expect any business other than that listed in this proxy statement to come before the annual meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the proxy will vote the shares they represent at their discretion.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and reports of changes in ownership with the Securities and Exchange Commission, or SEC. These persons are required, by regulations of the SEC, to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of these forms received by us, we believe that, with respect to fiscal year 2011, our officers, directors and 10% stockholders were in compliance with all applicable filing requirements.

SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table lists information regarding the beneficial ownership of our common stock as of April 17, 2012 by (i) each person whom we know to beneficially own more than 5% of the outstanding shares of our common stock (a “5% stockholder”), (ii) each director, (iii) each officer named in the summary compensation table below, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each officer and director is 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
John E. Imhoff (3)	11,028,180	19.10%
George Landegger (4) 4 International Drive Rye Brook, NY 10573	6,768,497	12.77%
Dolores Maloof (5) 2669 Mercedes Drive Atlanta, GA 30345	5,086,466	8.80%
Richard Blumberg (6) 2357 Hobart Ave. S.W., Seattle, WA 98116	2,798,469	5.04%
Michael C. James / Kuekenhof Equity Fund, LLP (7)	2,401,192	4.41%
Ronald Hart (8)	1,620,435	3.03%
Mark L. Faupel (9)	1,406,000	2.60%
Ronald W. Allen (10)	1,009,376	1.88%
Shabbir Bambot (11)	637,500	1.20%
Richard L. Fowler (12)	479,343	*
Jonathan Niloff (13)	125,834	*
Linda Rosenstock (14)	75,000	*

All directors and executive officers as a group (9 persons) (15)	18,782,860	29.52%

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(*)	Less than 1%.
(1)	Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.
(2)	Percentage ownership is based on 52,699,519 shares of common stock outstanding as of April 17, 2012. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors that include voting and investment power with respect to shares. Shares of common stock subject to currently exercisable options, warrants, convertible preferred stock or convertible notes, or any such securities exercisable within 60 days after April 17, 2012, are deemed outstanding for purposes of computing the percentage ownership of the person holding those options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(3)	Consists of 5,996,757 shares of common stock, warrants to purchase 4,783,923 shares and options to purchase 247,500 shares. Dr. Imhoff is on the board of directors.
(4)	Consists of (i) 4,208,341 shares of common stock and warrants to purchase 190,124 shares held by The Whittemore Collection, Ltd., a New York corporation (“TWC”); (ii) 2,043,170 shares of common stock and warrants to purchase 95,062 shares held by Mr. Landegger; (iii) 115,900 shares of common stock held by the George F. Landegger 2010 5-Year GRAT, a grantor retained annuity trust governed by the laws of the State of Connecticut; and (iv) 115,900 shares of common stock held by the George F. Landegger 2010 10-Year GRAT, a grantor retained annuity trust governed by the laws of the State of Connecticut (together with the George F. Landegger 2010 5-Year GRAT, the “Trusts”). Parsons & Whittemore Enterprises Corp., a Delaware corporation (“PWE”), is the sole shareholder of TWC, and, in such capacity, is reported herein as beneficially owning the shares and warrants that are deemed beneficially owned by TWC. Mr. Landegger is the Chairman and President of TWC and owns the majority of voting shares of PWE, and, in such capacities, is reported herein as beneficially owning the shares and warrants that are deemed beneficially owned by PWE and TWC. In addition, Mr. Landegger serves as trustee of each Trust, and in such capacity, is reported herein as beneficially owning the shares that are deemed beneficially owned by each Trust.
(5)	Consists solely of warrants to purchase shares of common stock.
(6)	Consists of warrants to purchase 2,798,469 shares of common stock.
(7)	Consists of 613,368 shares of common stock and warrants to purchase 1,736,574 shares, held by Kuekenhof Equity Fund, LP, plus options to purchase 51,250 shares held by Mr. James directly.
(8)	Consists of 903,275 shares of common stock, warrants to purchase 218,410 shares and options to purchase 498,750 shares held by Hart Management, LLC, Ronald Hart, owner.
(9)	Consists of 100,000 shares of common stock and options to purchase 1,306,000 shares.
(10)	Consists of 124,341 shares of common stock, warrants to purchase 242,535 shares and options to purchase 642,500 shares.
(11)	Consists solely of options to purchase shares of common stock.
(12)	Consists of 87,223 shares of common stock, warrants to purchase 56,120 shares and options to purchase 336,000 shares.
(13)	Consists of 39,167 shares of common stock and options to purchase 86,667 shares.
(14)	Consists of options to purchase 75,000 shares of common stock.
(15)	Consists of 7,864,131 shares of common stock, warrants to purchase 7,037,562 shares and options to purchase 3,881,167 shares.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Stockholders will elect a board of seven directors at the annual meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the seven nominees named below, all of whom are presently our directors. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote for any nominee who is designated by the present board of directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting or until that person’s successor has been elected.

The nominees for director are as follows:

Name	Age	Position with Guided Therapeutics
Mark L. Faupel, Ph.D.	56	Chief Executive Officer, Acting Chief Financial Officer, President and Director
Ronald W. Allen	70	Chairman and Director
Ronald W. Hart, Ph.D.	69	Vice Chairman and Director
John E. Imhoff, M.D.	62	Director
Michael C. James	53	Director
Jonathan M. Niloff, M.D.	57	Director
Linda Rosenstock, M.D.	61	Director

Directors and Director Nominees Nominated for Election to Serve until the 2013 Annual Meeting

Mark L. Faupel, Ph.D. has been a director since 2007 and has more than 25 years of experience in developing non-invasive alternatives to surgical biopsies and blood tests, especially in the area of cancer screening and diagnostics. Dr. Faupel has served as our Chief Executive Officer since May 2007 and prior thereto was our Chief Technical Officer from April 2001 to May 2007.  He is currently our Acting Chief Financial Officer as well. Prior to coming to us in 1998, Dr. Faupel was the co-founder and Vice President of Research and Development at Biofield Corp. His work in early stage cancer detection has won two international awards and he is a former member of the European School of Oncology Task Force.  Dr. Faupel has served as a National Institutes of Health reviewer, is the inventor on 15 U.S. patents and has authored numerous scientific publications and presentations, appearing in such peer-reviewed journals as The Lancet. Dr. Faupel earned his Ph.D. in neuroanatomy and physiology from the University of Georgia.

Dr. Faupel’s extensive experience in founding and managing point of care cancer detection companies includes the basic scientific applications, clinical trials, regulatory affairs and financing.  As such, Dr. Faupel, as CEO, advises the board on all aspects of our business.

Ronald W. Allen has been a member of our board since September 2008 and was elected Chairman in October 2011.  He is currently the President and CEO of Aaron’s, Inc. Mr. Allen retired as Chairman, President and Chief Executive Officer of Delta Airlines in July 1997, a position he had held since 1987.  He is a director of The Coca-Cola Company, Aaron Rents, Inc., Aircastle Limited and Forward Air Corporation.

Mr. Allen, as Chairman and CEO of Delta Airlines, pioneered the international expansion of Delta into new markets, much as we are pioneering new technology in the fight against cancer.  Mr. Allen has extensive experience serving on many types of boards, both for small and large companies and for medical and non-medical entities.  His background in personnel is helpful to our board as we grow and add new personnel.

Ronald W. Hart, Ph.D. has served as a member of our board since March 2007 and was elected Vice Chairman in [month] 2011.  He has published over 600 peer-reviewed publications, has been appointed to a number of academic positions and is credited with developing the first direct proof that DNA is causal in certain forms of cancer.  He chaired a number of federal committees and task forces, including the development and implementation of the Technology Transfer Act of 1986 and the White House Task Force on Chemical Carcinogenesis.  In 1980, Dr. Hart was appointed Director of the National Center for Toxicological Research, the research arm of the FDA, a position he held until 1992. In 1992, Dr. Hart was the first ever Presidential Appointee to the position of Distinguished Scientist in Residence for the US Public Health Service/FDA, a position he held until his retirement in 2000. Dr. Hart received his Ph.D. in physiology and biophysics from the University of Illinois.  Dr. Hart has helped in the development of business strategy for a number of start-up companies.

Dr. Hart adds considerable value to our board in at least four critical areas:

(1)  As a former FDA bureau chief, he advises the board and management on our FDA relationship and strategy.

(2)  As an active participant in the venture community, he advises the board on financing and other opportunities.

(3)  As an expert in organizational matters, he advises the board and management regarding company strategy and potential strategic partnerships.

(4)  As an expert in international trade, he advises the board and management on international partnering and distribution agreements.

John E. Imhoff, M.D. has served as a member of our board since April 2006.  Dr. Imhoff is an ophthalmic surgeon who specializes in cataract and refractive surgery.   He is one of our principal stockholders and invests in many other private and public companies.  He has a B.S. in Industrial Engineering from Oklahoma State University, an M.D. from the University of Oklahoma and completed his ophthalmic residency at the Dean A. McGee Eye Institute. He has worked as an ophthalmic surgeon and owner of Southeast Eye Center since 1983.

Dr. Imhoff has experience in clinical trials and in other technical aspects of a medical device company.  His background in industrial engineering is especially helpful to our company, especially as Dr. Imhoff can combine this knowledge with clinical applications.  His experience in the investment community also lends itself as invaluable to a public company that participates in equity transactions.

Michael C. James has served as a member of our board since March 2007. Mr. James is also the Managing Partner of Kuekenhof Capital Management, LLC, a private investment management company, the Chief Financial Officer of Inergetics, Inc., a nutraceutical supplements company and also the Chief Financial Officer of Terra Tech Corporation, which is a hydroponic and agricultural company. He also holds the position of Managing Director of Kuekenhof Equity Fund, L.P. and Kuekenhof Partners, L.P.  Mr. James currently sits on the board of directors of Inergetics, Inc. and Terra Tech Corporation. Mr. James was Chief Executive Officer of Nestor, Inc. from January 2009 to September 2009 and served on its board of directors from July 2006 to June 2009.  He was employed by Moore Capital Management, Inc., a private investment management company from 1995 to 1999 and held position of Partner. He was employed by Buffalo Partners, L.P., a private investment management company from 1991 to 1994 and held the position of Chief Financial and Administrative Officer. He began his career in 1980 as a staff accountant with Eisner LLP. Mr. James received a B.S. degree in Accounting from Farleigh Dickinson University in 1980.

Mr. James has experience both in the areas of company finance and accounting, which is invaluable to us during financial audits and offerings.  Mr. James has extensive experience in the management of both small and large companies and his entrepreneurial background is relevant as we develop as a company.

Jonathan M. Niloff, M.D. was elected as a director in April 2010.  Dr. Niloff is the Founder, Chairman and Chief Medical Officer of MedVentive Inc.  Prior to joining MedVentive, Dr. Niloff served as President of the Beth Israel Deaconess Physicians Organization, Medical Director for Obstetrics and Gynecology for its Affiliated Physicians Group, and Chief of Gynecology at New England Deaconess Hospital.  He served as an Associate Professor of Obstetrics, Gynecology, and Reproductive Biology at Harvard Medical School.  He has deep expertise in all aspects of medical cost and quality improvement, and has published extensively on the topic of gynecologic oncology including the development of the CA125 test for ovarian cancer.  Dr. Niloff received his undergraduate education at The Johns Hopkins University, an MD degree from McGill University, and an MBA degree from Boston University.

Dr. Niloff is uniquely qualified to assist the Board and management because he combines his clinical background as a Harvard Ob-Gyn with his business acumen developed through an MBA degree and as CEO of MedVenture.  Dr. Niloff has specific experience in evaluating new medical technology (e.g., CA125) and its implications to cost containment and reimbursement.  Furthermore, Dr. Niloff has numerous professional contacts in the Ob-Gyn community that can aid in our development and marketing of our cervical cancer detection technology.

Linda Rosenstock, M.D. was appointed to the Board in April 2012. Dr. Linda Rosenstock is Dean of the University of California, Los Angeles (UCLA) Fielding School of Public Health, a position she has held since 2000. She holds appointments as Professor of Medicine and Environmental Health Sciences and is a recognized authority in broad areas of public health and science policy. Internationally, Dr. Rosenstock has been active in teaching and research in many developing countries and has served as an advisor to the World Health Organization. Dr. Rosenstock also chaired the United Auto Workers/General Motors Occupational Health Advisory Board. She is an Honorary Fellow of the Royal College of Physicians and an elected member of the National Academy of Sciences' Institute of Medicine where she has served as a member of their Board on Health Sciences Policy and Chair of the Committee for Preventive Services for Women. In January 2011, she was appointed by President Obama to the Advisory Group on Prevention, Health Promotion and Integrative and Public Health.

Before coming to UCLA in 2000, Dr. Rosenstock served as Director of the National Institute for Occupational Safety and Health (NIOSH) for nearly seven years. As Director of NIOSH, Dr. Rosenstock led the only federal agency with a mandate to undertake research and prevention activities in occupational safety and health. During her tenure, she was instrumental in creating the National Occupational Research Agenda, a framework for guiding occupational safety and health research, and in expanding the agency's responsibilities. In recognition of her efforts, Dr. Rosenstock received the Presidential Distinguished Executive Rank Award, the highest executive service award in the government and was also the James P. Keogh Award Winner for 2011 in appreciation of a lifetime of extraordinary leadership in occupational health and safety. Dr. Rosenstock received her M.D. and M.P.H. from The Johns Hopkins University. She conducted her advanced training at the University of Washington, where she was Chief Resident in Primary Care Internal Medicine and a Robert Wood Johnson Clinical Scholar.

            Dr. Rosenstock is uniquely qualified as a Board Member for Guided Therapeutics.  First, as a trained physician who also chairs the Preventive Services for Women Committee of the Institute of National Academy of Sciences Institute of Medicine, she has been directly involved in setting institutional and government policy for breast and cervical cancer screening, which is directly relevant to our LuViva cervical cancer detection device.  Secondly, she brings a wealth of international experience in developing countries, which is a focus of our product distribution effort in cancer detection.  Thirdly, she has demonstrated a lifetime of extraordinary leadership and her international recognition as an expert in health policy will provide outstanding credibility to Guided Therapeutics as a leading innovator in women’s healthcare.

Vote Required

The seven nominees receiving the highest number of affirmative votes of the votes cast will be elected as directors.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2:

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE

NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO A TOTAL OF 145,000,000 SHARES

The board has adopted, and is recommending to the stockholders for approval, an amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock by 45,000,000, to a total of 145,000,000 shares. The full text of the proposed amendment is set forth below.

The additional 45,000,000 shares would be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently issued and outstanding. The board believes it is desirable to increase the number of shares of common stock we are authorized to issue to provide us with adequate flexibility in the future for, among other things, equity financings, equity incentive programs and/or other transactions. We have no present commitments, agreements or intent to issue any additional shares of common stock, other than shares currently reserved for issuance under our 1995 Stock Plan or for issuance upon exercise of outstanding warrants to purchase our common stock.

Although authorization of additional shares of common stock is recommended by our board for the reasons stated herein, and not in consideration of any possible anti-takeover effect, such additional authorization of shares of common stock could be used by incumbent management to make it more difficult, and thereby discourage, any attempt to acquire control of us, even though our stockholders may deem such an acquisition desirable. For example, the shares could be privately placed with a purchaser who might support our board in opposing a hostile takeover bid. The issuance of new shares could also be used to dilute the stock ownership and voting power of a third party seeking to remove directors from our board, replace incumbent directors, accomplish certain business combinations or alter, amend or repeal portions of our Certificate of Incorporation.

The proposed amendment would permit the issuance of additional shares of common stock up to the new 145,000,000 maximum authorization, without further action or authorization by our stockholders. Our board believes it is prudent to have this flexibility. The holders of our common stock are not entitled to preemptive rights or cumulative voting. Accordingly, the issuance of additional shares of common stock might dilute, under certain circumstances, the ownership and voting rights of our stockholders.

As of the Record Date, there were 52,699,519 shares outstanding, 30,504,313 shares reserved for issuance upon the exercise of outstanding warrants to purchase common stock, and 8,255,219 shares reserved for future issuance under our 1995 Stock Plan.

The proposed amendment, to Article IV of the Certificate of Incorporation, if adopted by the required vote of stockholders, will become effective upon its acceptance by the Delaware Secretary of State.

If adopted by the required vote of stockholders, the current penultimate sentence of paragraph one of Article IV of the Restated Certificate of Incorporation would be deleted and replaced with the following:

“The number of shares of Common Stock authorized is 145,000,000.”

Vote Required

Under Delaware law, an amendment of a certificate of incorporation to effectuate a change in the number of shares of the authorized capital stock of a corporation requires the approval of a majority of the outstanding stock entitled to vote thereon.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO A TOTAL OF 145,000,000 SHARES.

PROPOSAL NO. 3:

APPROVAL OF AN AMENDMENT TO THE 1995 STOCK PLAN TO

INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR GRANT BY 5,000,000 SHARES

We are asking our stockholders to approve an amendment to our 1995 Stock Plan to increase the number of shares available under the plan by 5,000,000 shares. The board believes that adding these shares to the plan is in our best interest because the additional shares are needed to attract and retain key personnel whose efforts are critical to our success. If the amendment is not approved, it is less likely that we will be able to attract and keep key employees. The proposed amendment is set forth in Annex 1 to this proxy statement.

Other than the amendment described above, the plan terms will not change. A copy of the plan was filed as Exhibit 10.2 to our registration statement on Form S-1 (No. 333-22429) filed with the SEC on February 27, 1997. A copy of the 2005 amendment to the plan was included as Appendix 1 to our proxy statement on Schedule 14A, filed May 10, 2005, and a copy of the 2010 amendment to the plan (which superseded amendments adopted in 2000 and 2007) was filed as Exhibit 10.3 to our registration statement on Form S-8 (No. 333-178261) filed with the SEC on December 1, 2011.

Summary of the 1995 Stock Plan

General. The board of directors adopted the plan on April 28, 1995, and the stockholders initially approved the plan on February 9, 1996. The first, second, third and fourth amendments to the plan, adopted by stockholders at the 2000, 2005, 2007 and 2010 annual meetings, respectively, authorized an additional 500,000, 1,000,000, 4,000,000 and 1,800,000 shares, respectively. Additionally, the second amendment to the plan extended the term of the plan from 2005 to 2015. The purpose of the plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees and consultants, and to promote the success of our business.

Number of Shares Available Under the Plan. As of March 31, 2012, a total of 1,488,052 shares of common stock remained available for issuance under the plan, and options and stock purchase rights to acquire an aggregate of 6,767,167 shares were outstanding as of that date. If this amendment is approved by our stockholders, a total of 6,488,052 shares will be available for issuance under the plan. Because none of these shares has been awarded, it is not possible to estimate the number of shares that may be issued to our directors, officers and employees.

Administration. The plan may generally be administered by the board or a committee of the board, which has the power to determine the terms of the options or stock purchase rights granted, including the number of shares issuable upon exercise of each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise. In addition, the administrator of the plan has the authority to reduce the exercise price of any option to the then current fair market value of the common stock in the event of a price decline after the date of grant.

Eligibility. Nonstatutory stock options and stock purchase rights may be granted to our employees and consultants, and incentive stock options may be granted only to employees. For purposes of the plan, employees include officers and directors whom we employ, and consultants include non-employee directors. There are about 43 persons eligible to participate in the plan.

Options. The exercise price of nonstatutory stock options granted under the plan may not be less than 85% of the fair market value of the common stock on the date of grant, and the term of these options may not exceed 10 years. The exercise price of incentive stock options granted under the plan must be at least equal to 100% of the fair market value of the common stock on the date of grant, and the term of these options may not exceed ten years. With respect to any optionee who owns stock constituting more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price must equal at least 110% of the fair market value of the common stock on the grant date, and the term of these options may not exceed five years.

Limitations. The 1995 Stock Plan provides that no optionee may be granted an option to purchase more than 500,000 shares in any fiscal year. Notwithstanding this limit, however, in connection with his or her initial service, an optionee may be granted an option to purchase up to an additional 500,000 shares, which will not count against the yearly limit set forth in the previous sentence.

An optionee generally must exercise an option granted under the stock plan at the time set forth in the optionee’s option agreement after termination of the optionee’s status as an employee or consultant. Generally, in the case of the optionee’s termination by death or disability, the option will remain exercisable for 12 months. In all other cases, the option will remain exercisable for a period of time of at least 30 days. However, an option may never be exercised later than the expiration of the option’s term.

Stock Purchase Rights. The administrator determines the exercise price of stock purchase rights granted under the stock plan and the time by which the purchaser must accept the offer, which time may not exceed 30 days from the date of grant. Unless the administrator determines otherwise, a purchaser will be required to enter into a restricted stock purchase agreement, which grants us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with us for any reason, including death or disability. The purchase price for shares repurchased pursuant to a restricted stock purchase agreement will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option will lapse at a rate determined by the administrator.

Transferability. Except as otherwise determined by the administrator, an optionee generally may not transfer options and stock purchase rights granted under the plan, and only the optionee may exercise an option and stock purchase right during his or her lifetime.

Adjustments Upon Changes in Capitalization. In the event that our capital stock changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in our capital structure effected without the receipt of consideration, appropriate adjustments will be made in the number and class of shares of stock subject to the plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the plan, and the exercise price of any such outstanding option or stock purchase right.

In connection with our merger with or into another corporation, each outstanding option or stock purchase right may be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options and stock purchase rights or to substitute substantially equivalent options and stock purchase rights, the optionee will have the right to exercise the option or stock purchase right as to all the optioned stock, including shares not otherwise exercisable. In this event, the administrator will notify the optionee that the option or stock purchase right is fully exercisable for 15 days from the date of the notice and that the option or stock purchase right terminates upon expiration of this period.

Amendment and Termination of the Stock Plan. The board may, at any time, amend or terminate the stock plan. However, we will obtain stockholder approval for any amendment to the plan to the extent necessary and desirable to comply with applicable law. No such action by the board or stockholders may alter or impair any option or stock purchaser right previously granted under the plan without the consent of the optionee. Unless terminated earlier, the stock plan will terminate in 2015.

Federal Income Tax Consequences

The following is a summary of the material federal income tax consequences of specified transactions under the plan based on federal income tax laws in effect on March 31, 2012. This summary is not intended to be a complete description of all federal income tax consequences and does not describe state or local tax consequences.

Tax Consequences to Participants

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. The exercise of an incentive stock option, however, may result in alternative minimum tax liability. If shares of common stock are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of those shares is made by the optionee within two years after the date of grant or within one year after the transfer of those shares to the optionee, then upon sale of the shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares acquired upon the exercise of an incentive stock option are disposed of before the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of those shares at the time of exercise (or, if less, the amount realized on the disposition of those shares if a sale or exchange) over the option price paid for the shares. Any further gain or loss realized by the participant generally will be taxed as a long-term or short-term capital gain or loss, depending on the holding period.

Nonstatutory Stock Options. In general: (i) no income will be recognized by an optionee at the time a nonstatutory stock option is granted; (ii) at the time of exercise of a nonstatutory stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a nonstatutory stock options, appreciation or depreciation in value of the shares after the date of exercise will be treated as a long-term or short-term capital gain or loss, depending on the holding period.

Stock Purchase Rights. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, to the extent a purchaser enters into a restricted stock purchase agreement, the shares acquired upon purchase generally will be treated as restricted stock subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code. As a result of substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the shares are no longer subject to a substantial risk of forfeiture, which will occur when our right of repurchase lapses. The purchaser’s ordinary income is measured as the difference between the purchase price and the fair market value of the shares on the date the shares are no longer subject to any right of repurchase.

The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing within thirty days of the purchase an election pursuant to Section 83(b) of the Internal Revenue Code. In this event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the shares on the date of purchase, and the capital gain holding period commences on this date.

Tax Consequences to Guided Therapeutics

To the extent that an optionee or purchaser recognizes ordinary income in the circumstances described above, we or the subsidiary for which the optionee or purchaser performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code.

Securities Authorized for issuance Under Equity Compensation Plans
(as of December 31, 2011)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,767,167	$0.66	1,488,052
Equity compensation plans not approved by security holders	—	—	—
TOTAL	6,767,167	$0.66	1,488,052

Vote Required

The affirmative vote of a majority of the shares present in person or represented by a proxy at the meeting will be required to approve the amendment to the 1995 Stock Plan to increase the number of shares available for grant.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO OUR 1995 STOCK PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR GRANT BY 5,000,000 SHARES.

PROPOSAL NO. 4

RATIFICATION OF the appointment of UHY LLP

UHY LLP is our current independent registered public accounting firm. UHY LLP personnel work under the direct control of UHY LLP partners and are leased from wholly-owned subsidiaries of UHY Advisors, Inc. in an alternative practice structure. Representatives of UHY LLP are expected to attend the annual meeting of stockholders, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

We were billed by UHY LLP $201,147 and $254,287 during the fiscal years ended December 31, 2011 and 2010, respectively, for professional services, which include fees associated with the annual audit of financial statements and review of our quarterly reports on Form 10-Q, and other SEC filings.

	2011	2010
Audit fees	$201,147	$249,207
Audit related fees	—	—
Tax fees	—	5,080
All other fees	—	—
Total Fees	$201,147	$254,287

Audit Committee Pre-Approval Policy and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis.

Vote Required

The affirmative vote of a majority of shares present in person or represented by proxy at the meeting will ratify the appointment of UHY LLP as our independent registered public accounting firm for the 2012 fiscal year.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF UHY LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2012 FISCAL YEAR.

CORPORATE GOVERNANCE

Board Meetings and Committees

Our board of directors held ten meetings during the fiscal year ended December 31, 2011. No director attended fewer than 75% of the meetings of the board of directors or the committees on which he served during the fiscal year ended December 31, 2011. We encourage our directors to attend the annual meeting of stockholders. In 2011, all six of the directors attended our annual meeting. The board of directors has an audit committee, a compensation committee and a nomination committee. Although we are not subject to the listing standards of any national securities exchange or inter-dealer quotation system, based on the definition of independence in the NASDAQ listing standards, Mr. Allen, Dr. Hart, Dr. Imhoff , Mr. James and Dr. Niloff are independent directors. The board works with its members and management to identify new board members, and will consider nominees recommended by stockholders. Any recommendation should be addressed in writing to the Board of Directors, c/o Corporate Secretary, 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092.

The audit committee selects and engages the independent registered public accounting firm to audit our annual financial statements and pre-approves all allowable audit services and any special assignments given to the accountants. The audit committee also determines the planned scope of the annual audit, any changes in accounting principles, the effectiveness and efficiency of our internal accounting staff and the independence of our external auditors. The audit committee currently consists of Mr. James (Chairman), Drs. Imhoff and Niloff. The audit committee met four times during 2011. The board of directors has determined that each member of the audit committee is independent in accordance with the NASDAQ listing standards for audit committee independence and applicable SEC regulations. None of the members of the audit committee has participated in the preparation of our financial statements at any time during the past three years. The board has also determined that Mr. James and Drs. Imhoff and Niloff meet the criteria specified under applicable SEC regulations for an “audit committee financial expert” and that both committee members are financially sophisticated.

The compensation committee, in consultation with our Chief Executive Officer, sets the compensation for our officers, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs. The compensation committee currently consists of Mr. James (Chairman) and Dr. Imhoff, each of whom is independent under NASDAQ listing standards. The compensation committee met once during 2011.

The nomination committee, in consultation with our Chief Executive Officer, reviews and recommends individuals to be nominated as directors. The nomination committee currently consists of Dr. Hart (Chairman) and Mr. Allen. The nomination committee was formed on February 26, 2010. The nomination committee has not yet established formal policies relating to the consideration of candidates for nomination to our board. Our board has historically evaluated all candidates based upon, among other factors, a candidate’s financial literacy, knowledge of our industry or other background relevant to our needs, status as a stakeholder, independence, and willingness, ability and availability for service. Other than the foregoing, there have been no stated minimum criteria for director nominees, although our board has considered such other factors as it has deemed to be in the best interests of us and our stockholders. The board has considered diversity as it has deemed appropriate in this context (without having a formal diversity policy), given current needs and the current needs of the board to maintain a balance of knowledge, experience and capability. When considering diversity, the board has considered diversity as one factor, of no greater or lesser importance than other factors and has considered diversity in a broad context of race, gender, age, business experience, skills, international experience, education, other board experience and other relevant factors.

The audit committee and the compensation committee have each adopted charters, which are available on our web site, at www.guidedinc.com/Investors.htm. The nomination committee currently operates without a charter.

Board Leadership Structure and Role in Risk Oversight

Dr. Faupel, our Chief Executive Officer, also serves as a director; our board is led by the Chairman, Mr. Allen, and Vice Chairman, Dr. Hart, two of our independent directors. Our board, as a whole, has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees that report on their deliberations to the full board, as further described below. In addition, our management regularly communicates with the board to discuss important risks for their review and oversight, including regulatory risk and risks stemming from periodic litigation or other legal matters in which we are involved. Given the small size of the board, the board feels that this structure for risk oversight is appropriate (except for those risks that require risk oversight by independent directors only).

The audit committee is specifically charged with discussing risk management (primarily financial and internal control risk), and receives regular reports from management, independent auditors, internal audit and outside legal counsel on risks related to, among others, our financial controls and reporting. The compensation committee reviews risks related to compensation and makes recommendations to the board with respect to whether our compensation policies are properly aligned to discourage inappropriate risk-taking, and is regularly advised by management and, as deemed appropriate, outside legal counsel.

Communication with Directors

Any stockholder is welcome to communicate with any director or the board of directors by writing to a director or the board as a whole, c/o Corporate Secretary, 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092.

Director Compensation

Generally, non-employee directors receive payments of $3,000 per quarter, $1,000 per meeting attended in person or $500 if attended by telephone, and $300 per committee meeting attended. None of our directors received any compensation or reimbursement in cash for fiscal year ended December 31, 2011; however, they did receive common stock and stock options in lieu of cash for 2011, in connection with their services as members of the board of directors and their service on board committees.

Director Compensation Table, as of December 31, 2011

Name and Principal Position	Common Stock Awards (#)	Stock Option Awards (#)	Total (#)
Ronald W. Allen Director	30,000	100,000	130,000
Ronald W. Hart, Ph.D. Director	30,000	75,000	105,000
John E. Imhoff, M.D. Director	32,500	225,000	257,500
Michael C. James Director	37,500	25,000	62,000
Jonathan M. Niloff, M.D. Director	27,500	75,000	102,500
William E. Zachary, Jr.(1) Chairman & Director	21,667	-0-	21,667
(1)	Prorated for time served in 2011.

Executive Compensation

Summary Compensation Table

The following table lists specified compensation we paid during each of the fiscal years ended December 31, 2011 and 2010 to our chief executive officer and our two other most highly compensated executive officers, collectively referred to as the named executive officers:

2011 and 2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Total ($)
Mark Faupel, Ph.D. President, CEO & Acting CFO	2011	243,000	---	214,500	457,500
	2010	228,000	---	520,000	748,000
Shabbir Bambot, Ph.D. Vice President of Research and Development	2011	183,750	---	6,000	189,750
	2010	175,000	---	---	175,000
Richard Fowler Senior Vice President of Engineering	2011	173,400	---	6,250	179,650
	2010	170,000	---	---	170,000
(1)	See Note 3 to the consolidated financial statements that accompany our annual report on Form 10-K for the year ended December 31, 2011.

Dr. Faupel’s 2011 and 2010 compensation consisted of a base salary of $243,000 and $228,000, respectively, and usual and customary company benefits. As of December 31, 2011, Dr. Faupel’s deferred salary was approximately $279,414. On March 22 and May 27, 2010, Dr. Faupel was issued 250,000 options each, to purchase common stock at $1.33 and $0.75, respectively, pursuant to his employment agreement for the year ended December 2010. In 2011, 130,000 options to purchase common stock at $1.47 were issued to him.

Dr. Bambot’s 2011 and 2010 compensation consisted of a base salary of $183,750 and $175,000, respectively, and usual and customary company benefits. As of December 31, 2011, no amount was owed to Dr. Bambot.

Mr. Fowler’s 2011 and 2010 compensation consisted of a base salary of $173,400 and $170,000, respectively, and usual and customary company benefits. He received no bonus and no stock options in 2011 or 2010. As of December 31, 2011, Mr. Fowler’s total salary deferred was approximately $80,628.

Outstanding Equity Awards to Officers at December 31, 2011

	Option Awards
Name and Principal Position	Number of Securities Underlying Options Exercisable (#)(1)	Number of Securities Underlying Options Un-exercisable (#)	Equity Incentive Plan Awards: Number of Securities Under- lying Un-exercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date
Mark Faupel, Ph.D. President, CEO & Acting CFO	1,306,000	-	830,000	0.75	12/16/2021
Richard Fowler Senior Vice President of Engineering	336,000	-	125,000	0.61	12/16/2021
Shabbir Bambot, Ph.D. Vice President of Research & Development	637,500	-	120,000	0.51	12/16/2021

(1)	Represents fully vested options
(2)	Based on all outstanding options

Change of Control Arrangements

We have a compensatory arrangement with our named executive officers that would be triggered upon a change of control of Guided Therapeutics, as described below. Under the stock option agreements with each of our named executive officers, upon a change of control, all options held by the officer will vest immediately. The board committee that administers the stock option plan may provide, by giving at least 30 days prior written notice, that all options will terminate if not exercised in connection with or before the change of control or, if provision is made for assumption of the options, permit the optionee to elect to accept the assumed options. Additionally, after a change of control, if the optionee’s employment is terminated due to a reduction of responsibility, required relocation or other similar action, the executive officer will be entitled to receive, as specified in the agreement for each executive officer, three month’s severance, which may be paid either as a lump sum or as a salary continuation, at our option. Generally, a change of control occurs upon an acquisition by any person or group in excess of 50% of our voting securities, a replacement of more than one-half of the members of our board of directors that is not approved by a majority of the members who were on the board before the transaction, the merger of Guided Therapeutics with or into another entity unless the holders of our securities before the transaction continue to hold a majority of our securities after the transaction, or the consolidation or sale of all or substantially all of our assets.

REPORT OF THE AUDIT COMMITTEE

The following report is provided to stockholders by the members of the audit committee of the board of directors:

The audit committee has reviewed and discussed with Guided Therapeutics’ management and UHY LLP, Guided Therapeutics’ independent registered public accounting firm for the fiscal year ended December 31, 2011, the audited financial statements of Guided Therapeutics contained in its annual report to stockholders for the year ended December 31, 2011.

The audit committee has received and reviewed the written disclosures and the letter from UHY LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding UHY LLP’s communications with the audit committee concerning independence, and has discussed with UHY LLP its independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission.

Respectfully submitted,

Michael C. James, Chairman
John E. Imhoff
Jonathan M. Niloff

The information contained in the report of the audit committee will not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor will this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

OTHER MATTERS

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the shares represented by proxy as they, acting in their sole discretion, may determine.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
TO BE PRESENTED AT 2013 ANNUAL MEETING

We must receive proposals of our stockholders that are intended to be presented to stockholders at the 2013 annual meeting at our principal executive offices, no later than January 1, 2013, in order to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. Moreover, with regard to any proposal by a stockholder not seeking to have the proposal included in the proxy statement but seeking to have the proposal considered at the 2013 annual meeting, if that stockholder fails to notify us in the manner just described by April 16, 2013, then the persons who are appointed as proxies may exercise their discretionary voting authority with respect to the proposal, if the proposal is considered at the 2013 annual meeting, even if stockholders have not been advised of the proposal in the proxy statement for that annual meeting. Any proposals submitted by stockholders must comply in all respects with the rules and regulations of the SEC.

THE BOARD OF DIRECTORS

Dated: May 4, 2012

Annex 1

Proposed Amendment to the 1995 Stock Plan

If adopted by the required vote of stockholders, the first paragraph of section 3 of the plan will be amended to read as follows:

“3. Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of shares, which may be subject to option and sold under the Plan is 13,255,219 shares. The shares may be authorized but unissued, or reacquired common stock.”

Annex 1

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

GUIDED THERAPEUTICS, INC.

2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 15, 2012

The undersigned stockholder of GUIDED THERAPEUTICS, INC., a Delaware corporation (the “Company”), acknowledges receipt of the notice of annual meeting of stockholders and proxy statement for the 2012 Annual Meeting of Stockholders, and hereby appoints Mark L. Faupel, Ph.D. and William Wells and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2012 annual meeting to be held on June 15, 2012 at 10:00 a.m. local time, at the Wingate Hotel, located at 5800 Peachtree Industrial Blvd., Norcross, Georgia 30071 and at any adjournment or adjournments of the annual meeting, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1.	ELECTION OF DIRECTORS:

☐FOR all nominees listed below ☐WITHHOLD for all nominees listed below

☐FOR all nominees listed below, except ☐WITHHOLD for the following nominee(s): ______________________

Mark L. Faupel, Ph.D.; Ronald W. Allen; Ronald W. Hart, Ph.D.; John E. Imhoff, M.D.; Michael C. James; Jonathan M. Niloff, M.D. and Linda Rosenstock, M.D.

2.	APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO A TOTAL OF 145,000,000 SHARES:

☐FOR ☐AGAINST ☐ABSTAIN

3.	APPROVAL OF AN AMENDMENT TO THE COMPANY’S 1995 STOCK PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR GRANT BY 5,000,000 SHARES:

☐FOR ☐AGAINST ☐ABSTAIN

4.	RATIFICATION OF THE APPOINTMENT OF UHY LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2012 FISCAL YEAR:

☐FOR ☐AGAINST ☐ABSTAIN

In their discretion, the proxies will vote upon any other matter or matters, which may properly come before the annual meeting or any adjournment or adjournments of the annual meeting.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1, FOR EACH OF THE OTHER PROPOSALS, AND IN THE DISCRETION OF THE DESIGNATED PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Dated:_____________, 2012

______________________________

Signature

______________________________

Signature

(This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears on this proxy, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)